Exhibit (a)(1)(D)

                          Delta and Pine Land Company

            Offer to Purchase for Cash by Delta and Pine Land Company
         up to 1,739,130 Shares of its Common Stock at a Purchase Price
             Not Greater Than $28.75 Nor Less Than $25.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 17, 2005, UNLESS D&PL EXTENDS THE TENDER OFFER.

April 20, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Delta and Pine Land Company, a Delaware corporation ("D&PL"), is offering to purchase for cash up to 1,739,130 shares of its common stock, par value $0.10 per share (the "shares"), at a price not greater than $28.75 nor less than $25.00 per share, net to the seller in cash, without interest. The terms and conditions of the tender offer are set forth in D&PL's offer to purchase, dated April 20, 2005, and the letter of transmittal, which together (and as each may be amended or supplemented from time to time) constitute the tender offer.

D&PL will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $28.75 nor less than $25.00 per share (the "Purchase Price"), that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, after taking into account the number of shares so tendered and the prices specified by tendering stockholders. D&PL will pay the same Purchase Price for each share of common stock purchased in the tender offer.

D&PL will select the lowest Purchase Price that will allow it to purchase 1,739,130 shares, or if a lesser number of shares is properly tendered and not properly withdrawn, all such shares that are properly tendered and not properly withdrawn. All shares properly tendered before the expiration date (as defined in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by D&PL at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that D&PL does not accept for purchase because of proration or conditional tenders will be returned at D&PL's expense to the stockholders that tendered such shares, as promptly as practicable after the expiration date. D&PL expressly reserves the right, in its sole discretion, to purchase more than 1,739,130 shares pursuant to the tender offer, subject to applicable law.

If, at the expiration date more than 1,739,130 shares (or such greater number of shares as D&PL may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, D&PL will buy shares:

     - first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all of their shares of such at or below the Purchase Price and do not properly withdraw them before the expiration date;

     - second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied, with appropriate adjustments to avoid purchases of fractional shares; and

     - third, only if necessary to permit D&PL to purchase 1,739,130 shares (or such greater number of shares as D&PL may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that D&PL purchase a specified minimum number of the holder's shares if D&PL purchases any of the holder's shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned upon the receipt of financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7 of the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated April 20, 2005;

2. Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the tender offer;

3. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4. Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 17, 2005, UNLESS D&PL EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager, the information agent, and the depositary, as described in the offer to purchase. D&PL will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. D&PL will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 10 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of D&PL, the depositary, or the dealer manager for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an "agent's message" (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or
(b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

Neither D&PL, nor its Board of Directors, nor the dealer manager makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how may shares to tender and at which prices. Of the directors and executive officers, one executive officer has advised D&PL that he intends to tender a portion of his shares in the tender offer.

Please address any inquiries you may have with respect to the tender offer to the dealer manager, UBS Securities, LLC or to the information agent, Georgeson Shareholder Communications Inc., at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

You may obtain additional copies of the enclosed material from Georgeson Shareholder Communications Inc. by calling them at: (800) 561-4184.

Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,

Georgeson Shareholder Communications Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF D&PL, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.